                                                                 EXHIBIT 10.44


                     ASSET AND LIABILITY TRANSFER AGREEMENT



                                  by and among


                            GENSIA AUTOMEDICS, INC.,

                               GENSIA SICOR INC.,

                                      and

                       GENSIA SICOR PHARMACEUTICALS, INC.



                               December 23, 1997
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                    ASSET AND LIABILITY TRANSFER AGREEMENT
                    --------------------------------------


     THIS ASSET AND LIABILITY TRANSFER AGREEMENT (this "Agreement") is made and entered into as of the 23rd day of December, 1997, by and among GENSIA
                                                                ------
AUTOMEDICS, INC., a Delaware corporation ("Automedics"), GENSIA SICOR INC., a
----------------                                         -----------------
Delaware corporation ("Gensia Sicor"), and GENSIA SICOR PHARMACEUTICALS, INC., a
                                           ----------------------------------
Delaware corporation ("GSPI")(Gensia Sicor and GSPI, collectively, "Gensia").

                                   RECITALS:

     (a) Subject to the terms and conditions of this Agreement, Gensia wishes to sell and transfer certain assets and certain liabilities of its business to Automedics, and Automedics desires to purchase such assets and assume such liabilities, all as more fully described and defined below.

     (b) It is intended by the parties to obtain independent financing of Automedics simultaneously with the Closing (as defined below) hereunder so that Automedics will no longer be a wholly-owned subsidiary or affiliate of Gensia Sicor.

     (c) For federal income tax purposes, it is intended that the exchange of assets and liabilities of Gensia for shares of Subordinated Convertible Preferred Stock of Automedics (the "Subordinated Preferred Stock") and certain royalties as described herein, together with the simultaneous purchase of certain shares of Series A Preferred Stock of Automedics (the "Series A Preferred Stock") by certain investors for a certain amount in cash, be part of an exchange qualifying under (S) 351 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that such shares of Subordinated Preferred Stock and Series A Preferred Stock will be treated as non-qualified stock under (S) 351 of the Code.

     (d) The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made to each other as an inducement to the execution and delivery of this Agreement and the conditions precedent to the consummation of the asset and liability transfer and the transactions related thereto.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:
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                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

     1.1  Purchase and Sale.  Subject to the terms and conditions and upon
          -----------------
satisfaction of the conditions contained in this Agreement (which term shall include all exhibits and schedules attached hereto) and in reliance upon the representations, warranties and covenants contained herein, on the Closing Date (as hereinafter defined), Gensia shall sell, assign, transfer and deliver to Automedics, and Automedics shall purchase and acquire from Gensia, all of Gensia's right, title and interest in, to and under all the franchises, rights, business, properties and other assets, tangible or intangible, real, personal or mixed, listed below in this Section 1.1 (collectively, the "Assets"), used in or accrued or accruing to the businesses relating to (a) the sale of the Laryngeal Mask Airway and all products related thereto that currently are sold by Gensia (the "Current LMA Products"), (b) the Feedback Controlled Heparin System, (c) Brevibloc, (d) the GenESA(R) System, (e) analogs of arbutamine, (f) transdermal delivery technologies developed or licensed by Gensia and (g) closed loop technologies developed or licensed by Gensia (each individually, a "Transferred Business," and collectively, the "Transferred Businesses"), free and clear of Liens (as hereinafter defined), except Permitted Liens (as hereinafter defined):

          (a) All personal property (including, without limitation, all marketable securities, appliances, furniture, fixtures, machinery and equipment and other tangible personal property) relating to the Transferred Businesses and listed on Schedule 1.1(a) hereto;

          (b) All inventory of every character and description, other than Current LMA Products, relating to the Transferred Businesses and listed on
Schedule 1.1(b) hereto, subject to adjustments in the ordinary course of business since September 30, 1997;

          (c) Subject to the provisions of Section 4.2 below, all patents, patent applications, trademarks, service marks, trade names, logos, copyrights and royalty rights (including, without limitation, any registrations and any applications for registration with respect thereto) relating to the Transferred Businesses and listed on Schedule 1.1(c) hereto (collectively, the "Intellectual Property");

          (d) The goodwill of Gensia associated with the Transferred Businesses, other than the sale of Current LMA Products;

          (e) All customer lists, supplier lists and mailing lists and all materials owned by Gensia and used for mailing list development, which lists and materials were prepared, created or acquired by Gensia for use solely in the Transferred Businesses;

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          (f)  All books, records, files and other data (including without limitation operating manuals and invoices) prepared, created or acquired by Gensia for use solely in the Transferred Businesses, including without limitation, (i) all inventory, maintenance and asset history records solely regarding the Transferred Businesses, (ii) all sales promotion materials prepared, created or acquired by Gensia for use solely in the Transferred Businesses, (iii) all customer and supplier lists, mailing lists, materials used for mailing list development and telephone numbers with respect to past, present or prospective customers and suppliers for use solely in the Transferred Businesses, and (iv) all sales and credit records solely relating to the Transferred Businesses;

          (g) All contracts, commitments, purchase orders from customers and other agreements with respect to the sale, furnishing, purchase, other acquisition or delivery of any goods or services by Gensia in the Transferred Businesses, as amended to date, including without limitation those of a material nature listed on Schedule 1.1(g) hereto, it being expressly acknowledged by the parties that the inventory of Current LMA Products, the Receivables relating to the Current LMA Products, and the contracts, commitments, purchase orders and other agreements relating thereto are excluded from the Assets;

          (h) All computer hardware and software owned and used by Gensia in the Transferred Businesses and listed on Schedule 1.1(h) hereto, and all rights under any software licenses held and used by Gensia in the Transferred Businesses regarding the software listed on Schedule 1.1(h) hereto;

          (i) To the extent transferable and relating solely to the Transferred Businesses, all federal, state, local or foreign governmental licenses, permits and other authorizations necessary or advisable for the conduct of the Transferred Businesses and listed on Schedule 1.1(i) hereto;

          (j)  All leases of real property listed on Schedule 1.1(j) hereto;

          (k) All leases of personal property, whether as lessor, lessee, sublessor or sublessee, relating to the Transferred Businesses and listed on
Schedule 1.1(k) hereto;

          (l) All service contracts and all maintenance contracts relating to any of the Assets and listed on Schedule 1.1(l) hereto;

          (m) All other contracts, agreements, commitments, options and other arrangements of Gensia, of every kind and description, relating to the Transferred Businesses, other than the sale of Current LMA Products, and listed on Schedule 1.1(m) hereto, as amended to date;

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          (n)  All product registrations, approvals and applications therefor of
Gensia, of every kind and description with any governmental entity, relating to the Transferred Businesses, other than the sale of Current LMA Products, and listed on Schedule 1.1(n) hereto;

          (o) To the extent transferable, all rights and claims under policies of insurance and warranty, surety, fidelity or other bonding arrangements relating to the Assets (excluding any rights to refunds of premiums or amounts paid under such policies of insurance and bonding arrangements) and, all other claims, demands, judgments, rights, equities, chattel mortgages, security agreements and choses in action, and the proceeds thereof, relating to the Assets;

          (p) All rights, claims and causes of action against any person arising out of the disclosure or use, or threatened disclosure or threatened use, of any proprietary information to the extent relating to any of the Assets or the Transferred Businesses, including, without limitation, any invention, process, method, formula, design, treatment, discovery or improvement or application thereof, or other "know-how," or similar property, or any compilation of information, list of customers or suppliers, document or record with respect to any of the foregoing or contained therein;

          (q) All shares of the capital stock of Gensia Automedics Limited, a limited liability company incorporated under the laws of England and Wales ("Gensia Automedics Limited"), and Gensia GmbH, a German corporation ("Gensia GmbH"), owned by Gensia Sicor;

          (r) All accounts, notes, fees, commissions and all other receivables payable to Gensia in respect of the Transferred Businesses, other than the sale of Current LMA Products, and listed on Schedule 1.1(r) hereto, subject to adjustments in the ordinary course of business since September 30, 1997 (the "Receivables"); and

          (s) All cash and cash equivalents on hand at the Closing Date relating to the Transferred Businesses, other than the sale of Current LMA Products, and listed on Schedule 1.1(s) hereto, subject to adjustments in the ordinary course of business since September 30, 1997.

          For purposes of this Agreement "Liens" shall mean all title defects, liens, mortgages, pledges, charges, restrictions, claims, security interests, rights to acquire title or an interest or other encumbrances of any nature whatsoever, whether choate or inchoate. For purposes of this Agreement "Permitted Liens" shall mean Liens listed on Schedule 1.1(t) hereto, Liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, or which are being contested in good faith and for which adequate reserves have been established or any

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

Liens subject to which Automedics has specifically agreed in writing with Gensia to accept relating to any of the Assets.

     1.2  Assumption of Disclosed Liabilities.
          -----------------------------------

          (a) As of the Closing Date, Automedics shall accept the Assets subject to and shall assume and shall pay, perform and discharge (and shall indemnify Gensia in respect thereof) only those obligations and liabilities relating to the Transferred Businesses or the Assets, that are disclosed in this Agreement, in any Schedule to this Agreement or in any item disclosed herein or therein (the "Disclosed Liabilities").

          (b) Without limiting the generality of the foregoing, the Disclosed Liabilities shall include, and Automedics shall assume, those certain Balance Sheet Liabilities (as defined below) listed on Schedule 1.2(b-1) and those other liabilities listed on Schedule 1.2(b-2) hereto. "Balance Sheet Liabilities" shall mean those certain liabilities of Gensia, Gensia Automedics Limited and Gensia GmbH relating to the Transferred Businesses payable as of December 19, 1997, that were previously approved by the Chief Financial Officer of Gensia Sicor, and that appropriately would be classified as liabilities on a balance sheet prepared in accordance with generally accepted accounting principles. For purposes of the foregoing definition, a liability for the purchase of any good or the performance of any service shall be payable as of such date if such goods were purchased or such services were performed as of such date, whether or not Gensia received an invoice therefor as of such date. Notwithstanding the foregoing, liabilities incurred in connection with the transactions contemplated by the Agreement (and the other agreements contemplated hereby) shall not constitute Balance Sheet Liabilities, and the payment of which are addressed in a separate agreement.

          (c) Notwithstanding the foregoing, (i) the Disclosed Liabilities shall not include Balance Sheet Liabilities in an aggregate amount in excess of $650,000; (ii) Automedics shall not assume Balance Sheet Liabilities in an aggregate amount in excess of $650,000; and (iii) Gensia Sicor shall pay any Balance Sheet Liabilities in an aggregate amount in excess of $650,000 on or before January 31, 1998, and promptly thereafter shall provide Automedics with a list of the payees of the Balance Sheet Liabilities so paid.

     1.3  Purchase Price.  In consideration for the purchase of the Assets,
          --------------
Automedics shall pay to Gensia Sicor the following:

          (a) Stock Issuance at Closing.  On the Closing Date, Automedics shall
              -------------------------
issue to Gensia Sicor 1,900,000 shares of Subordinated Preferred Stock with the rights, preferences and privileges as set forth in the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A to be filed with the Secretary of State of the State of Delaware prior to the Closing Date (the "Restated Certificate") with an aggregate value equal to

                                      -5-
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$1,843,000, after giving effect to the transactions contemplated hereby and consummation of Automedics's proposed private placement of $6,000,000 of Series A Preferred Stock. The price per share of Subordinated Preferred Stock shall be $0.97.

          (b)  Post-Closing Royalties.
               ----------------------

          (i) Automedics shall pay to Gensia Sicor royalties equal to two and one-half percent (2 1/2%) of Net Sales (as defined below) of all products sold by Automedics, its Affiliates (as defined below) and (sub)licensees on or after January 1, 2000, payable on a quarterly basis as set forth below.

          (ii) Automedics shall pay to Gensia Sicor a milestone payment of up to $3,000,000, not more than six (6) months after receipt of United States Food and Drug Administration approval for marketing in the United States of the Feedback Controlled Heparin System, whether such approval is achieved by Automedics, its Affiliates or (sub)licensees.

          (iii) The obligations of Automedics under subsections (i) and (ii) of this Section 1.3(b) shall terminate at such time as Automedics has irrevocably paid to Gensia Sicor under subsections (i) and (ii) of this
     Section 1.3(b) the aggregate amount (the "Cap") equal to $10,000,000, plus interest at the rate of eight percent (8%) per year on the unpaid amount of such $10,000,000 from the Closing Date, subject to the following adjustment. If Automedics and its Affiliates fail to attain at least $40,000,000 of aggregate Heparin/GenESA System revenue for the fiscal year ending December 31, 1999, then and in such event, the Cap shall be reduced to an amount (calculated to the nearest cent) determined by multiplying the Cap (as determined above) by a fraction, the numerator of which shall be the number of revenue dollars actually reported by Automedics and its Affiliates and (sub)licensees representing Heparin/GenESA System revenue in 1999, and the denominator of which shall be 40,000,000. For purposes of this subsection (iii), Heparin/GenESA System revenue shall include all U.S. sales revenues realized on sales of the GenESA System and any research and development royalties or similar fees realized in connection with the Feedback Controlled Heparin System.

          (iv) Automedics shall pay to Gensia Sicor royalties equal to thirty three percent (33%) of LMA EBIT (as defined below), payable on a quarterly basis as set forth below. The obligations of Automedics under this subsection (iv) of Section 1.3(b) shall terminate on the earlier of (A) the date of the termination of the LMA Services Agreement (as defined below), or (B) December 31, 2000; provided, however, if the compensations
                               --------  -------
     arrangements to Automedics pursuant to the LMA Services Agreement are materially modified, then Automedics and Gensia Sicor shall discuss any mutually acceptable modifications to this subsection (iv) of Section 1.3(b)

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

     designed to pay Gensia Sicor such amount, on such terms, as is consistent (to the extent practicable) with the payment provisions described above.

          (v) "Affiliate" shall mean, with respect to any person or entity, any other person or entity which directly or indirectly controls, is controlled by, or is under common control with, such person or entity. A person or entity shall be regarded as in control of another person or entity if it owns, or directly or indirectly controls, at least forty percent (40%) of the voting stock or other ownership interest of the other person or entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other person or entity by any means whatsoever.

          (vi) "LMA EBIT" shall mean, with respect to any calendar quarter, an amount, which shall not be less than zero, equal to the remainder of (A)(1) the cumulative gross revenues actually received by Automedics or its Affiliates pursuant to the LMA Services Agreement during such calendar year through the end of such calendar quarter, less (2) for the second, third and fourth calendar quarter of each calendar year, the cumulative gross revenues actually received by Automedics or its Affiliates pursuant to the LMA Services Agreement during such calendar year through the end of the immediately preceding calendar quarter, less (B)(1) the cumulative LMA Product Sales Expenses (as defined below) during such calendar year through the end of such calendar quarter, less (2) for the second, third and fourth calendar quarter of each calendar year, the LMA Product Sales Expenses during such calendar year through the end of the immediately preceding calendar quarter. If Automedics or any of its Affiliates is entitled to receive revenues pursuant to the LMA Services Agreement after termination of the obligations of Automedics under subsection (iv) of this Section 1.3(b) for goods sold or services performed prior to such termination, then such earned (but not yet received) revenues additionally shall be included in the calculation under clause (A)(1) above of the cumulative gross revenues actually received by Automedics or its Affiliates pursuant to the LMA Services Agreement for the final calendar quarter of Automedics' obligation under subsection (iv) of this Section 1.3(b).

          (vii) "LMA Product Sales Expenses" shall mean $1,039,000 for each calendar quarter during 1998, $1,092,000 for each calendar quarter during 1999, and $1,147,000 for each calendar quarter during 2000.

          (viii) "LMA Products" shall mean the Laryngeal Mask Airway and all products related thereto, including without limitation the Current LMA Products.

          (ix) "LMA Services Agreement" shall mean the Services Agreement dated December 23, 1997 (as amended, restated, supplemented or otherwise replaced with a similar or related agreement), between LMA (North America), Inc., a Delaware corporation ("LMA"), and Automedics, regarding certain services to be performed by Automedics with respect to the LMA Products.

          (x) "Net Sales" shall mean, (A) with respect to any product (other than LMA Products), the invoiced sales price, or lease or rental charges, for such product billed to inde pendent customers who are not Affiliates (and excluding sales to (sub)licensees who are not end users), less to the extent actually included in the invoiced sales price of such product (1) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated and returned product; (2) actual freight and insurance costs incurred in transporting such product in final form to such customers; (3) cash, quantity and trade discounts, rebates and other price reduction programs;
     (4) sales, value-added and other direct taxes incurred; and (5) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such product in final form; plus (B) the gross revenues to Automedics and its Affiliates reported in connection with the LMA Services Agreement.

          (c) Post-Closing Royalty Reports, Accounting, Etc.
              ---------------------------------------------

          (i)  Payment Terms.  All royalties shown to have accrued by each
               -------------
     royalty report provided for under Section 1.3(c)(v) shall be due and payable on the date such royalty report is due. Payment of such royalties in whole or in part may be made in advance of such due date.

          (ii)  Payment Method.  All payments by Automedics to Gensia Sicor
                --------------
     under the Agreement shall be paid in United States dollars, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as Gensia Sicor shall designate before such payment is due.

          (iii)  Exchange Control.  If at any time legal restrictions prevent
                 ----------------
     the prompt remittance of part or all royalties owing under this Section 1.3(b) with respect to any country where the product is sold, payment shall be made through such lawful means or methods as Gensia Sicor and Automedics reasonably shall determine.

          (iv)  Withholding Taxes.  Automedics shall be entitled to deduct the
                -----------------
     amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such royalties, other than United States taxes, payable by

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

     Automedics, its Affiliates or sublicensees, or any taxes required to be withheld by Automedics, its Affiliates or sublicensees, to the extent Automedics, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of Gensia Sicor such taxes, levies or charges. Automedics shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Gensia Sicor by Automedics, its Affiliates or sublicensees. Automedics promptly shall deliver to Gensia Sicor proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

          (v)  Reports, Exchange Rates.
               -----------------------

               (A) Commencing in 2000, Automedics shall furnish to Gensia Sicor a quarterly written report showing in reasonably specific detail, on a product-by-product basis, (1) the gross sales of all products sold by Automedics, its Affiliates and its (sub)licensees during the reporting period and the calculation of Net Sales therefrom; (2) the royalties, if any, which shall have accrued hereunder based upon such Net Sales; (3) the withholding taxes, if any, required by law to be deducted in respect of such sales; and (4) the exchange rates used in translating into United States dollars the gross sales, Net Sales and royalties for gross sales invoiced in currency other than United States dollars.

               (B) Through the earlier of the date of the termination of the LMA Services Agreement or December 31, 2000, Automedics shall furnish to Gensia Sicor a quarterly written report showing in reasonably specific detail, (1) the gross revenues actually received by Automedics or its Affiliates pursuant to the LMA Services Agreement during such calendar year through the end of such calendar quarter; (2) the calculation of the LMA EBIT for such calendar quarter; and (3) the royalties, if any, which shall have accrued hereunder based upon the LMA EBIT for such calendar quarter.

               (C) With respect to sales of products invoiced in United States dollars, the gross sales, Net Sales and royalties shall be expressed in United States dollars. With respect to sales of products invoiced in a currency other than United States dollars, the gross sales, Net Sales and royalties shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by Bank of America NT&SA in London, England on each of the last business day of each month in the quarter prior to the date of payment.

               (D) Reports shall be due on the sixtieth (60th) day following the close of each quarter. Automedics shall keep

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     complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

          (vi)  Audits.  Upon the written request of Gensia Sicor and not more
                ------
     than once in each calendar year, Automedics shall permit an independent certified public accounting firm of nationally recognized standing, selected by Gensia Sicor and reasonably acceptable to Automedics, at Gensia Sicor's expense, to have access during normal business hours to such of the records of Automedics as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Gensia Sicor only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. If such accounting firm concludes that additional royalties were owed hereunder during such period, Automedics shall pay the additional royalties within thirty (30) days of the date Gensia Sicor delivers to Automedics such accounting firm's written report so con cluding. The fees charged by such accounting firm shall be paid by Gensia Sicor; provided, however, if the audit discloses that the royalties
                   --------  -------
     payable hereunder by Automedics for the audited period are more than one hundred five percent (105%) of the royalties actually paid hereunder for such period, then Automedics shall pay the reasonable fees and expenses charged by such accounting firm. Automedics shall include in each
     (sub)license granted by it (excluding (sub)licenses pursuant to distribution arrangements in existence as of the date hereof) a provision requiring the (sub)licensee to make reports to Automedics, to keep and maintain records of sales made pursuant to such (sub)license and to grant access to such records by Gensia Sicor's independent accountant to the same extent required of Automedics under the Agreement.

          (vii)  Confidential Financial Information.  Gensia Sicor shall treat
                 ----------------------------------
     all financial information subject to review under this Section 1.3(c) as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

          (d)  Payment of Sales or Other Taxes.  Any tax (other than taxes
               -------------------------------
imposed in respect to the income of Gensia (including, without limitation, gain, if any, on the sale of Assets)) that may be payable as a result of the execution of this Agreement or the consummation of the purchase and sale contemplated hereby, shall be paid by Gensia Sicor. Gensia Sicor shall timely file all tax returns which may be required in connection with such tax or taxes. Automedics shall fully reimburse Gensia Sicor for the amount of all such tax or taxes within thirty (30) days after the payment thereof by Gensia Sicor.

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

          (e)  Allocation of Consideration.  The consideration paid by
               ---------------------------
Automedics for the Assets pursuant to this Section 1.3 shall be allocated among the Assets for tax purposes as set forth on Schedule 1.3(e) hereto.

     1.4  Grant-Back of Certain Oncology Rights.  Automedics hereby grants to
          -------------------------------------
Gensia Sicor a fully-paid, irrevocable, worldwide nonexclusive right and license (including the right to grant sublicenses), under the patent applications and patents listed on Schedule 1.1(c), any and all patents that have issued or in the future issue from such patent applications, including utility, model and design patents and certificates of invention, and any and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents, to practice methods and processes and to conduct research, make, use, offer for sale, sell and import compositions indicated for use, and materially used, in the diagnosis, prevention or treatment of cancer.

     1.5  Reversion of Certain Assets.
          ---------------------------

          (a) If Automedics fails to duly exercise the option (the "Partnership Purchase Option") granted pursuant to Section 3.01(a) of the Partnership Purchase Option Agreement dated as of June 13, 1991 (as amended from time to time, the "Partnership Purchase Option Agreement"), between Gensia Sicor, the limited partners named therein (the "Limited Partners") and Gensia Clinical Partners, L.P., a Delaware limited partnership (the "Partnership"), not less than ten (10) days prior to the expiration of the Partnership Purchase Option, and provided that Gensia Sicor has not defaulted in the performance of its obligations under Section 4.3(a) hereof, then upon written notice from Gensia to Automedics and without further action by Automedics or Gensia, at the sole expense of Automedics, Automedics shall assign, transfer and deliver to Gensia Sicor all the Assets relating to the GenESA System, together with all other inventory, contracts, commitments and other agreements, product registrations, approvals and applications therefor and accounts then owned by Automedics relating to the GenESA System, free and clear of all Liens other than Permitted Liens. Upon the request of Gensia Sicor, Automedics shall execute such documents, instruments and agreements, and take such other actions as may be necessary or useful to effectuate such assignment, transfer and delivery.
Except as otherwise set forth below in this Section 1.5(a), Automedics shall have no liability for any liabilities or obligations relating to the GenESA System that are incurred by Gensia or accrue after such reassignment. If Gensia Sicor reacquires the GenESA System pursuant to this Section 1.5(b) and receives a bona fide offer (or enters into an agreement granting Gensia Sicor the right) to exercise the Partnership Purchase Option on terms and conditions more favorable to Gensia Sicor than those set forth in the Partnership Purchase Option Agreement, then before Gensia Sicor may exercise the Partnership Purchase Option, Gensia Sicor shall offer to Automedics the right to do so on such more favorable terms, subject to the following terms and conditions: (i) Gensia Sicor shall use reasonable efforts to give such notice to Automedics not less than three (3) days prior to the expiration of the Partnership Purchase Option; (ii) Automedics shall have the right to exercise the Partnership Purchase Option on such more favorable terms not less than one (1) day before expiration thereof; (iii) if Automedics timely exercises the Partnership Purchase Option pursuant to this sentence, and to consummate the purchase of the limited partnership interests pursuant thereto, Gensia Sicor shall reassign, transfer and deliver to Automedics all the Assets relating to the GenESA System, together with all other inventory, contracts, commitments and other agreements, product registrations, approvals and applications therefor and accounts previously reassigned by Automedics to Gensia Sicor relating to the GenESA System; and (iv) Gensia Sicor shall have no liability for any liabilities or obligations relating to the GenESA System that are incurred or accrue after the reassignment from Automedics to Gensia Sicor set forth above.

          (b) Except as otherwise set forth in the immediately following sentence, if Automedics breaches any material obligation owing to Protocol Systems, Inc., an Oregon corporation ("Protocol"), pursuant to the Development and Supply Agreement dated January 26, 1990 (as amended, the "Protocol Agreement"), between Gensia Sicor and Protocol, that with notice or the lapse of time or both would constitute a default giving rise to a termination right (or otherwise would give rise to a termination right) thereunder, then upon written notice from Gensia to Automedics and without further action by Automedics or Gensia, at the sole expense of Automedics, Automedics shall assign, transfer and deliver to Gensia Sicor all the Assets relating to the GenESA System, together with all other inventory, contracts, commitments and other agreements, product registrations, approvals and applications therefor and accounts then owned by Automedics relating to the GenESA System, free and clear of all Liens other than Permitted Liens. Notwithstanding the foregoing, Gensia Sicor shall have no right to require the reassignment of the GenESA System pursuant to this Section 1.5(b) if (i) Automedics has duly exercised the Partnership Purchase Option not less than ten (10) days prior to the expiration of the Partnership Purchase Option, and consummated the purchase of the limited partnership interests pursuant thereto, and (ii)(A) Automedics has not breached any material obligation under the Protocol Agreement, other than the obligations set forth in Sections 3.2(c), 3.2(e), 6.2(a), 6.7, 6.8, 8.2, 8.3, 8.4, 9.4, 9.17 (provided that, with respect to Section 9.17, Automedics has obtained and maintained current product liability insurance with policy limits of not less than $8,000,000) and 9.18 thereof, or (B) Automedics in good faith is contesting a breach of a material non-monetary obligation under the Protocol Agreement alleged by Protocol and either (1) has received express written agreement from Protocol not to terminate the Protocol Agreement, or (2) has obtained an injunction or other court order precluding Protocol from terminating the Protocol Agreement, in each instance for the term of such agreement, injunction or court order. Upon the request of Gensia Sicor, Automedics shall execute such documents, instruments and agreements, and take such other actions as my be necessary or useful to effectuate such assignment, transfer and delivery. Automedics shall have no liability for any liabilities or obligations relating to the GenESA System that are incurred by Gensia or accrue after such reassignment.

          (c) Automedics promptly shall provide Gensia Sicor with a copy of each forecast, projection and order required to be provided to Protocol pursuant to the Protocol Agreement. Automedics shall provide Gensia Sicor with a quarterly written report of its accounts payable owing to Protocol, and the aging thereof, in connection with the Protocol Agreement. If Automedics gives written notice to Gensia Sicor not less than ten (10) days prior to the date on which a breach of a payment obligation by Automedics could be declared under the Protocol Agreement, Gensia Sicor shall pay to Protocol, prior to the due date and on behalf of Automedics, such amount as requested by Automedics owing to Protocol under the Protocol Agreement. Automedics shall repay to Gensia Sicor the full amount of each advance by Gensia Sicor hereunder, together with interest thereon at the rate of fifteen percent (15%) per annum, within four months after the date of such advance. Notwithstanding the foregoing, Gensia Sicor shall have no obligation to make cumulative payments to Protocol pursuant to this Section 1.5(c) in excess of $1,000,000 during the term of the Protocol Agreement, and shall have no obligation to make any further payments to Protocol pursuant to this Section 1.5(c) if Automedics has not repaid in full the amount of each advance by Gensia Sicor hereunder, together with interest thereon, within four months after the date of such advance. If Automedics fails to repay in full the amount of any advance by Gensia Sicor hereunder, together with interest thereon, within four months after the date of such advance, then for purposes of Section 1.5(b) above, Automedics shall be deemed to be in breach of its material obligations, and Gensia Sicor shall have the right to require the reassignment of the GenESA System pursuant to Section 1.5(b) above.

          (d) Automedics shall provide Gensia Sicor with a quarterly written report of its accounts payable owing to Abbott Laboratories, an Illinois corporation ("Abbott"), and the aging thereof, in connection with the Development Agreement or the Supply Agreement both dated January 16, 1992 (collectively, the "Abbott Agreements"), between Gensia Sicor and Abbott. If, at any time prior to the due exercise of the Partnership Purchase Option, (i) Automedics breaches any material obligation owing to Abbott pursuant to the Abbott Agreements, that with notice or the lapse of time or both would constitute a default giving rise to a termination right (or otherwise would give rise to a termination right) thereunder, and (ii) at the time of such breach Automedics does not own sufficient inventory of arbutamine on hand to satisfy the reasonably foreseeable worldwide market demand therefor for use with the GenESA System for the period through at least December 31, 1999 (provided that any failure to have sufficient inventory on hand at such time is not due solely to (A) a breach by Abbott of its obligation to supply arbutamine under such agreements, or

(B) the negligence, recklessness or willful misconduct of GSPI in the storage of Automedics' arbutamine inventory), then upon written notice from Gensia to Automedics and without further action by Automedics or Gensia, at the sole expense of Automedics, Automedics shall assign, transfer and deliver to Gensia Sicor all the Assets relating to the GenESA System, together with all other inventory, contracts, commitments and other agreements, product registrations, approvals and applications therefor and accounts then owned by Automedics relating to the GenESA System, free and clear of all Liens other than Permitted Liens. Notwithstanding the foregoing, Gensia Sicor shall have no right to require the reassignment of the GenESA System pursuant to this Section 1.5(d) if
(iii) Automedics has duly exercised the Partnership Purchase Option not less than ten (10) days prior to the expiration of the Partnership Purchase Option, and consummated the purchase of the limited partnership interests pursuant thereto, and (iv) Automedics in good faith is contesting a breach of a material non-monetary obligation under the Abbott Agreements alleged by Abbott and either
(A) has received express written agreement from Abbott not to terminate the Abbott Agreements, or (B) has obtained an injunction or other court order precluding Abbott from terminating the Abbott Agreements, in each instance for the term of such agreement, injunction or court order. Upon the request of Gensia Sicor, Automedics shall execute such documents, instruments and agreements, and take such other actions as my be necessary or useful to effectuate such assignment, transfer and delivery. Automedics shall have no liability for any liabilities or obligations relating to the GenESA System that are incurred by Gensia or accrue after such reassignment.


                                   ARTICLE 2

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     2.1  General Representations and Warranties.  Except as disclosed or
          --------------------------------------
excepted in Schedule 2 hereto (the "Disclosure Schedule"), each of Automedics, Gensia Sicor and GSPI represents and warrants to the other parties as of the date hereof as follows:

          (a)  Organization, Good Standing and Qualification.  It is a
               ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. It is qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business and properties.

          (b)  Authorization.  All corporate action on its part and on the part
               -------------
of its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of it hereunder, has been taken or will be taken on or prior to the Closing. This Agreement constitutes the valid and legally binding obligation of it except

(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws.

          (c)  Governmental Consents.  No consent, approval, order or
               ---------------------
authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of it is required in connection with the consummation of the transactions contemplated by this Agreement.

          (d)  Compliance with Other Instruments.  It is not in violation or
               ---------------------------------
default of any provisions of its Certificate of Incorporation, as amended, or Bylaws or of any instrument, judg ment, order, writ, decree or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to it, which violation or default would be materially adverse to the Transferred Businesses. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any material lien, charge or encumbrance upon any assets of it or the suspension, revocation, impairment, forfeiture or non-renewal of a material permit, license, authorization or approval applicable to it or the Transferred Businesses.

     2.2  Representations and Warranties Regarding the Assets.  Except as
          ---------------------------------------------------
disclosed or excepted in the Disclosure Schedule, Gensia represents and warrants to Automedics as of the date hereof as follows:

          (a) The Assets are owned by Gensia. No person or entity other than Gensia has any right, title or interest in or to the Assets, other than the Intellectual Property. To the best knowledge of Gensia, no person or entity other than Gensia has any right, title or interest in or to the Intellectual Property.

          (b) Except for Permitted Liens, Gensia has, and at the Closing Automedics will receive, good, valid and marketable title to all of the Assets, free and clear of any Lien.

          (c) The Assets constitute all of the properties and rights, tangible or intangible, real or personal, owned by Gensia and required for the continued operation of the Transferred Businesses, other than the sale of Current LMA Products, in the manner in which they are currently operated, it being understood that on and after the Closing, Automedics intends to engage in the sale of LMA Products pursuant to the terms of the LMA Services Agreement.

          (d) Gensia has not received any communications alleging that Gensia has violated, by conducting the Transferred Businesses, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. To the best of Gensia's knowledge, the Transferred Businesses as conducted do not infringe or conflict with the rights of others, including rights under patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights. Gensia has not received any communication that any of the Intellectual Property is being infringed or compromised by others.

          (e) There is no action, suit, proceeding or investigation pending or currently threatened against Gensia which questions the validity of this Agreement, or the right of Gensia to enter into this Agreement or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the Assets or the Transferred Businesses, nor is Gensia aware that there is any basis for the foregoing. The foregoing includes, with respect to the Assets and the Transferred Businesses only but otherwise without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to Gensia) involving the prior employment of any of Gensia's employees, their use in connection with Gensia's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither Gensia nor, to the best knowledge of Gensia, anyone acting for or on its behalf has, since September 30, 1995, paid any amount of damages to any third party for injuries to persons or property, or paid any cash settlements for breach of warranty, arising out of any alleged defect in quality, materials, workmanship or design of any of its products (including any products manufactured by others and distributed by Gensia) and, except for goods returned for repair or replacement pursuant to the standard terms and conditions of sale relating to such goods, there is no pending or, to the best knowledge of Gensia, threatened claim against Gensia for breach of warranty or seeking damages arising out of any alleged defect in quality, materials, workmanship or design of any of its products and Gensia has no knowledge of any basis for any such claim. Gensia is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Gensia currently pending or which Gensia intends to initiate regarding the Assets or the Transferred Businesses.

          (f) Automedics will have no income tax liability as a consequence of having been a member of Gensia Sicor's consolidated group. Gensia has filed all tax income returns and reports with respect to the Assets and the Transferred Businesses as required by applicable law. These returns and reports are true and correct in all material respects. Gensia has paid all income taxes and other assessments with respect to the Assets and the Transferred Businesses due prior to the time penalties would accrue thereon. The provision for income taxes of Gensia with respect to the Assets and the Transferred Businesses is adequate for income taxes due or accrued as of the date thereof. Gensia has not elected pursuant to the Code to be treated as a Subchapter S corporation or a collapsible corporation pursuant to section 1362(a) or section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Assets or the Transferred Businesses.

          (g) To the knowledge of Gensia, the Receivables are valid and enforceable claims, and constitute bona fide receivables resulting from the sale of goods and services in the ordinary course of the Transferred Businesses, other than the sale of Current LMA Products.

          (h) Schedule 1.1(b) hereto sets forth a true and complete list of inventory of the Transferred Businesses, other than the sale of Current LMA Products, by category as of the date hereof other than changes in the ordinary course of business.

          (i) To the knowledge of Gensia, the contracts assigned to Automedics pursuant to this Agreement are binding upon the other parties thereto in accordance with their terms. Gensia has not received written notice of any default (or alleged default) under any such contract. To the knowledge of Gensia, there exists no condition that with notice or the lapse of time or both would constitute a default of a material obligation (or give rise to a termination right) under any such contract. Gensia has not received written notice of cancellation or termination of any such contract.

          (j) There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Gensia who would be entitled to any fee or commission from Automedics upon consummation of the transactions contemplated hereby.

          (k) There exist no facts or circumstances that would give rise to a claim by any third party for damages resulting from bodily injury, death or property damage attributable to the manufacture, use or sale by Gensia of products in the course of the Transferred Businesses prior to the Closing Date.

     2.3  Representations and Warranties of Automedics Regarding the
          ----------------------------------------------------------
Subordinated Preferred Stock.  Automedics represents and warrants to Gensia
----------------------------
Sicor as of the date hereof as follows:

          (a)  Subordinated Preferred Stock.  The shares of Subordinated
               ----------------------------
Preferred Stock to be acquired by Gensia Sicor pursuant to Section 1.3 hereof (i) have been duly and validly authorized, and
(ii) upon completion of the Closing pursuant to the terms hereof, (A) will be validly issued to Gensia Sicor and fully paid and nonassessable, (B) based in part upon the representations of Gensia Sicor in this Agreement, will have been issued in compli ance with all applicable federal and state securities laws, and
(C) shall be free of all adverse claims and restrictions on transfer other than restrictions on transfer under this Agreement and under applicable federal and state securities.

          (b)  Common Stock.  The shares of Common Stock of Automedics issuable
               ------------
upon conversion of the shares of Subordinated Preferred Stock purchased under this Agreement (i) have been duly and validly authorized and reserved for issuance, (ii) upon issuance and in accordance with the terms of the Restated Certificate, (A) shall be duly and validly issued, fully paid and nonassessable,
(B) based in part upon the representations of Gensia Sicor in this Agreement, will have been issued in compliance with all applicable federal and state securities laws, and (C) shall be free of all adverse claims and restrictions on transfer other than restrictions on transfer under this Agreement and under applicable federal and state securities.

     2.4  Representations and Warranties of Gensia Sicor Regarding the
          ------------------------------------------------------------
Subordinated Preferred Stock.  Gensia Sicor acknowledges that Automedics has
----------------------------
entered into this Agreement in reliance upon Gensia Sicor's representations and warranties to Automedics, and Gensia Sicor hereby confirms, that:

          (a)  Purchase Entirely for Own Account.  The shares of Subordinated
               ---------------------------------
Preferred Stock to be acquired by Gensia Sicor pursuant to Section 1.3 hereof are acquired for investment purposes and for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Gensia Sicor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Gensia Sicor further represents that Gensia Sicor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of such shares of Subordinated Preferred Stock.

          (b)  Restricted Securities.  Gensia Sicor understands that the shares
               ---------------------
of Subordinated Preferred Stock it is acquiring are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Automedics in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that such shares of Subordinated Preferred Stock may be resold without registration under the Securities Act only in certain limited circumstances. In this connection Gensia Sicor represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          (c)  Legends.  It is understood that the certificates evidencing the
               -------
Securities may bear one or all of the following legends:

          (i) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Automedics that such registration is not required or unless sold pursuant to Rule 144 of such Act."

          (ii) Any legend required by the laws of the State of California or other jurisdiction.

          (d)  Accredited Investor.  Gensia Sicor represents and warrants to
               -------------------
Automedics that it is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

     2.5  Survival of Representations and Warranties.
          ------------------------------------------

          (a) All representations, warranties and covenants contained in this Agreement (other than the representations and warranties by Gensia pursuant to Section 2.2(f) hereof) and any certificate or other instrument delivered by or on behalf of any of the parties pursuant to this Agreement shall survive the Closing for a period that will terminate on the third anniversary of the Closing Date.

          (b) All representations and warranties by Gensia pursuant to Section 2.2(f) hereof shall survive the Closing for a period that will terminate on the date of the applicable statute of limitations with respect to claims therefor.

          (c) Thereafter, all such representations, warranties and covenants shall survive with respect to any claim made on or before the applicable termination date above until such time as such claim has been finally decided, settled or adjudicated.


                                   ARTICLE 3

                                INDEMNIFICATION
                                ---------------

     3.1  Indemnification.
          ---------------

          (a) Automedics shall indemnify, defend and hold harmless Gensia from and against any loss, liability, damage and expense (including all reasonable attorneys' fees and costs), in each instance in excess of $20,000, incurred or suffered by Gensia to the extent arising from (i) the Disclosed Liabilities, or
(ii) any breach of any representation, warranty or covenant of Automedics under this Agreement, except to the extent that Gensia is obligated to indemnify Automedics pursuant to Section 3.1(b) for any such losses, liabilities, damages and expenses to the extent arising from any breach of any representation, warranty or covenant of Gensia under this Agreement. Notwithstanding the foregoing, Gensia shall not be entitled to indemnification hereunder for any loss, liability, damage and expense unless and until the aggregate amount of all such losses, liabilities, damages and expenses exceeds $50,000, and Gensia's right to indemnification hereunder shall be limited to the amount of such losses, liabilities, damages and expenses in the aggregate in excess of $50,000.

          (b) Gensia shall indemnify, defend and hold harmless Automedics from and against any loss, liability, damage and expense (including all reasonable attorneys' fees and costs), in each instance in excess of $20,000, incurred or suffered by Automedics to the extent arising from any breach of any representation, warranty or covenant of Gensia under this Agreement. Notwithstanding the foregoing, Automedics shall not be entitled to indemnification hereunder for any loss, liability, damage and expense unless and until the aggregate amount of all such losses, liabilities, damages and expenses exceeds $50,000, and Automedics' right to indemnification hereunder shall be limited to the amount of such losses, liabilities, damages and expenses in the aggregate in excess of $50,000.

     3.2  Procedure.
          ---------

          (a) If Automedics or Gensia (the "Indemnitee") intends to claim indemnification under this Article 3 with respect to any claim, demand, action or other proceeding by any third party, the Indemnitee promptly shall notify the other party (the "Indemnitor") thereof, and the Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor; provided,
                                                                       --------
however, that the Indemnitee shall have the right to retain its own counsel,
-------
with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings.

          (b) The indemnity obligations under this Article 3 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action or other proceeding, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this
Article 3, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 3.

          (c) The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this indemnification.


                                   ARTICLE 4

                             ADDITIONAL AGREEMENTS
                             ---------------------

     4.1  Employee Matters.
          ----------------

          (a) For the period from the Closing Date through and including June 30, 1998, neither Automedics nor any of its directors, officers or employees, directly or indirectly, shall solicit or encourage any employees of Gensia to leave its employ.

          (b) For the period from the Closing Date through and including June 30, 1998, neither Gensia Sicor, GSPI nor any of their respective directors, officers or employees, directly or indirectly, shall solicit or encourage any employees of Automedics to leave its employ.

          (c) If Automedics terminates (other than for cause) any employee, who formerly was an employee of Gensia, at any time prior to the first anniversary of the Closing Date, Automedics shall offer to such person a severance agreement on terms and conditions no less favorable to such person than the terms and conditions of the severance agreement to which such person would have been entitled (as determined in accordance with Gensia Sicor's severance practices with respect to the severance of similarly situated employees) if terminated by Gensia Sicor as of the Closing Date.

          (d) If Automedics terminates, or causes the termination of, any employee(s) of Gensia GmbH (other than for cause) on or before March 31, 1998, then Gensia Sicor shall reimburse Automedics an amount equal to the amount of the severance pay actually paid to such terminated employee(s) up to an amount equal to the greater of (i) the amount of the severance pay to which such person would have been entitled (as determined in accordance with Gensia Sicor's severance practices with respect to the severance of similarly situated employees in its European operations) if terminated as of the Closing Date, or
(ii) the amount of the severance pay to which such person is entitled pursuant to applicable German law.

     4.2  Use of Gensia Name and Mark.
          ---------------------------

          (a) On the terms and subject to the conditions of this Section 4.2, Gensia hereby grants to Automedics a worldwide, nonexclusive license (without the right to grant sublicenses) to use the name "Gensia" as a part of the corporate name of Automedics and the corporate name of Gensia Automedics Limited and Gensia GmbH through December 31, 1998. On or before December 31, 1998, Automedics shall change its corporate name, shall cause Gensia

Automedics Limited and Gensia GmbH to change their corporate names, to delete any reference to the "Gensia" name, and thereafter each shall cease using the "Gensia" name for any purposes except as required by applicable law or regulation or as expressly set forth in Section 4.2(b) hereof.

          (b) On the terms and subject to the conditions of this Section 4.2, Gensia hereby grants to Automedics a worldwide, nonexclusive license (with the right to grant sublicenses solely to its bona fide distributors) to use the name "Gensia" and the trademark described on Schedule 4.2 hereto (collectively, the "Gensia Marks") solely in connection with the marketing, sale and distribution of its products, including the GenESA System, through June 30, 1999.
Thereafter, Automedics shall cease using the Gensia Marks for any purposes except as required by applicable law or regulation.

          (c) The licenses granted to Automedics under this Section 4.2 are personal to Automedics. Automedics shall not assign, transfer, sublicense or otherwise convey the license rights granted under this Section 4.2, in whole or in part, whether voluntarily, by operation of law or otherwise, without the prior express written consent of Gensia. Any purported assignment, transfer, sublicense or other conveyance in violation of this Section 4.2(c) shall be void.

          (d) Automedics shall use the Gensia Marks in compliance with all applicable laws, regulations, rules and practices of each country in which the Gensia Marks are used, including without limitation the marking with notice of registration and the registering or recording of Automedics as a registered or licensed user of the Gensia Marks.

          (e) Automedics shall not alter or modify the Gensia Marks. Except as otherwise expressly authorized by this Agreement, Automedics shall not adopt, use, register or file any application for registration of the Gensia Marks or any word, title, phrase, expression, trade name, trademark, service mark, certification mark, symbol, designation or marking of any type or in any language whatsoever, which is confusingly similar to or contains in whole or in part the Gensia Marks, as part of its corporate name, a business name or otherwise.

          (f) Automedics shall maintain the quality of the products with respect to which Automedics uses the Gensia Marks at the level that meets or exceeds industry standards therefor.

          (g) Automedics hereby acknowledges that the Gensia Marks constitute highly valuable assets of Gensia. Automedics shall not use the Gensia Marks in any manner, and otherwise shall take no action, that derogates from, interferes with or diminishes Gensia's right, title and interest in the Gensia Marks or the goodwill associated with the Gensia Marks.

          (h) Automedics hereby acknowledges the validity and exclusive ownership by Gensia of all right, title and interest in and to the Gensia Marks, and represents that Automedics owns no right, title or interest in the Gensia Marks. Any and all right, title and interest that may accrue in the Gensia Marks (other than the license granted by this Agreement) shall inure solely to the benefit of Gensia.

     4.3  Partnership Purchase Option.
          ---------------------------

          (a) Partnership Purchase Loan.  If Automedics duly exercises the
              -------------------------
Partnership Purchase Option not less than ten (10) days prior to the expiration thereof, at the election of Automedics, Gensia Sicor shall fund up to fifty percent (50%) of the aggregate amount of the payments paid by Automedics to the Limited Partners to exercise the Partnership Purchase Option as set forth below. Automedics shall have the right to exercise such election by giving written notice thereof to Gensia Sicor, not less than ten (10) days prior to the expiration of the Partnership Purchase Option, stating the aggregate amount of the payments to paid by Automedics to the Limited Partners to exercise the Partnership Purchase Option and the funding date (the "Funding Date") fixed therefor, which shall not be less than forty (40) days, or more than seventy
(70) days, after the date of such notice. If Automedics so elects, Gensia Sicor shall have the right, at its election, to fund such amounts (i) by paying to Automedics (in the form of a loan) the amount in cash equal to the lesser of (A) $11,000,000, or (B) fifty percent (50%) of the amount of the cash payment owing to the Limited Partners to exercise the Partnership Purchase Option, or (ii) by issuing to the Limited Partners the number of shares of common stock of Gensia Sicor equal to the lesser of (A) the number of shares set forth in Section 3.02(b) of the Partnership Purchase Agreement dated June 13, 1991 (the "Partnership Purchase Agreement"), among Gensia Sicor and each of the Limited Partners, or (B) the product of (1) the number of shares set forth in Section 3.02(b) of the Partnership Purchase Agreement, times (2) fifty percent (50%) of the amount of the cash payment owing to the Limited Partners to exercise the Partnership Purchase Option, divided by $11,000,000. In either event, Automedics shall execute and deliver to Gensia Sicor a three-year convertible promissory note, in the original principal amount of the amount in cash paid to Automedics under clause (i) of this Section 4.3(a), or the aggregate value of the Gensia Sicor common stock issued to such limited partners under clause (ii) of this Section 4.3(a), as applicable, bearing interest at the rate of 10% per annum, in the form attached hereto as Exhibit B (the "Partnership Purchase Note").

          (b) Fixed Share Buyout.  If any Limited Partner elects to receive a
              ------------------
Class A Fixed Share Payment (as defined in the Partnership Purchase Agreement) upon exercise of the Partnership Purchase Option, Gensia Sicor shall issue to the Class A Fixed Share Recipients (as defined in the Partnership Purchase Agreement) the applicable number of shares of common stock of Gensia Sicor pursuant to the Partnership Purchase Agreement. On the date of the issuance of such shares (the "Issuance Date"), Automedics shall execute and deliver to Gensia Sicor a Partnership Purchase Note, in the original principal amount equal to (i) $40,000, times (ii) the number of limited partnership interests tendered for the Class A Fixed Share Payment; provided, however, if Limited Partners
                                     --------  -------
elect to receive Class A Fixed Share Payments for greater than fifty percent (50%) of the then outstanding limited partnership interests in the Partnership, then on the Issuance Date, (iii) Automedics shall pay to Gensia Sicor an amount in cash equal to the product of (A) $40,000, times (B) the remainder of (1) the number of limited partnership interests tendered for the Class A Fixed Share Payment, less (2) fifty percent (50%) of the number of limited partnership interests outstanding immediately prior to the exercise of the Partnership Purchase Option, and (iv) the principal amount of such Partnership Purchase Note shall be reduced by a like amount.

          (c) Partnership Purchase Security Agreement.  Automedics' obligations
              ---------------------------------------
under the Partnership Purchase Note will be secured by a first priority security interest in all of Automedics tangible and intangible property pursuant to a security agreement to be entered into by and between Gensia Sicor and Automedics as a condition to the funding of such loan in the form attached hereto as Exhibit C (the "Partnership Purchase Security Agreement").

          (d) Cooperation Regarding Partnership Purchase Option.  Gensia Sicor
              -------------------------------------------------
shall use all reasonable efforts to cooperate with Automedics in connection with the exercise of the Partnership Purchase Option, and any and all negotiations of (and attempts to negotiate) more favorable terms of the Partnership Purchase Option with the Partnership, Gensia Development Corporation, a Delaware corporation ("GDC"), PaineWebber R&D Partners III, L.P., a Delaware limited partnership (or its affiliates), or any Limited Partner. If Automedics duly and timely exercises the Partnership Purchase Option, then upon consummation of the purchase by Automedics of the limited partnership interests purchased pursuant thereto, Automedics shall pay to Gensia Sicor an amount in cash equal to twenty percent (20%) of the remainder, if any, of (i) $22,000,000, less (ii) the aggregate amount of the cash payment (or fair market value of any equity security or other non-cash consideration) owing to the Limited Partners to exercise the Partnership Purchase Option. Such fair market value shall be determined by the mutual agreement of the parties, or if the parties are unable to agree, by the determination of an independent appraisal firm mutually acceptable to the parties, based upon such assumptions and criteria as such appraisal firm determines reasonable and appropriate. If the cash payments or other non-cash consideration to exercise the Partnership Purchase Option is payable to the Limited Partners in more than one installment, then Automedics shall pay the amount, if any, owing to Gensia Sicor pursuant to the preceding sentence in proportionate installments at the time of each payment to the Limited Partners.

          (e) Exercise of Partnership Purchase Option.  Upon Automedics' due
              ---------------------------------------
exercise of the Partnership Purchase Option in accordance with this Section 4.3, Gensia Sicor shall transfer to Automedics all of its right, title and interest in and to the limited partnership interests purchased pursuant to the Partnership Purchase Option.

     4.4  Interim Agreement regarding Assigned Contracts.  Until such time as
          ----------------------------------------------
the parties shall have obtained all consents or approvals required from third parties relating to any contract, agreement, license, lease and other instrument constituting an Asset, Gensia hereby grants to Automedics an exclusive subcontract, sublicense or sublease under such contract, agreement, license, lease and other instrument, and subject to the provisions of Article 3 hereof, Automedics shall indemnify Gensia for all liabilities and obligations thereunder after the Closing Date.

     4.5  Adverse Events.  Automedics and Gensia each shall notify the other
          --------------
immediately of any information concerning any serious or unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of a product existing as of the Closing Date relating to the of the Transferred Businesses. For purposes of this Section 4.5, "serious" shall mean an experience which (a) results in the death, permanent or substantial disability, in-patient hospitalization or prolongation of hospitalization, or (b) is a congenital anomaly, cancer, the result of an overdoes or life threatening. For purposes of this Section 4.5, "unexpected" shall mean (x) for a non-marketed product, an experience that is not identified in nature, severity or frequency in the current clinical investigator's confidential information brochure, and (y) for a marketed product, an experience which is not listed in the current labeling for such product, and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labeling but differs from the event because of increased frequency or greater severity or specificity. Each party further shall immediately notify the other of any information received regarding any threatened or pending action by an agency which may affect the safety and efficacy claims of a product. Upon receipt of any such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as
        --------  -------
restricting either party's right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulation.

     4.6  Gensia Development Corporation.
          ------------------------------

          (a) On the Closing Date and at each meeting of the stockholders of GDC thereafter for the purpose of electing persons to the Board of Directors of GDC, for such period as Gensia Sicor owns at least a majority of the outstanding shares of GDC and

Automedics owns the Assets relating to the GenESA System, Gensia Sicor shall cause to be nominated and shall vote its shares in favor of the election of one person (the "Automedics Director") nominated by Automedics and reasonably acceptable to Gensia Sicor, provided that such person shall have executed and delivered to Gensia Sicor a confidentiality agreement in the form customarily used by Gensia Sicor.

          (b) Gensia Sicor and Automedics shall cause the Automedics Director and the other directors of GDC, other than the Automedics Director and the Fund Directors (as defined in the Voting Agreement dated as of June 13, 1991, between Gensia Sicor and PaineWebber R&D Partners III, L.P., a Delaware limited partnership) (the "Gensia Directors"), to vote on all matters for the vote of the directors in such manner as they mutually agree, and to abstain from voting on such matters as they fail to mutually agree.

          (c) Gensia Sicor shall cause the Gensia Directors to vote on the adoption of each marketing program in such manner as the Automedics Director votes, unless to do so would be inconsistent with the fiduciary obligations of the Gensia Director, GDC or Gensia Sicor.

     4.7  Burgess Loan.  On January 1, 1998, Gensia Sicor shall forgive the
          ------------
outstanding principal indebtedness of Daniel D. Burgess in the amount of $20,000, together with the outstanding interest accrued thereon, owing to Gensia Sicor pursuant to that certain Second Amended and Restated Promissory Note dated May 31, 1995, in the original principal amount of $80,000. Promptly thereafter, Gensia Sicor shall cancel and return such note to Mr. Burgess, release its security interest in the remaining shares of Gensia Sicor common stock securing such indebtedness, and return to Mr. Burgess the certificate(s) evidencing such pledged shares which were not previously returned.

     4.8  Partnership Reporting Obligations.  Automedics shall assume
          ---------------------------------
responsibility for reporting on the Partnership effective as of the Closing Date. Gensia Sicor shall continue to be responsible for reporting on GDC. Automedics and Gensia Sicor shall, and Gensia Sicor shall cause GDC to, reasonably cooperate with the others, and provide such information as controlled by Automedics, Gensia Sicor or GDC (as applicable) and reasonably necessary to enable Automedics, Gensia Sicor and GDC to satisfy their respective reporting obligations owing to the Partnership and the Limited Partners.

     4.9  Automedics Financial Reports.  For so long as Gensia Sicor owns shares
          ----------------------------
of capital stock of Automedics, Automedics shall provide the following financial reports to Gensia Sicor:

          (a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of Automedics, a statement of operations for such fiscal year, a balance sheet of

Automedics as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by Automedics;

          (b) as soon as practicable after the end of each of the first three quarters of each fiscal year, but in any event within 30 days after the end of each such quarter, Automedics' unaudited statement of operations, statement of cash flows and balance sheet for and as of the end of such quarter; and

          (c) as soon as practicable after the end of each month but in any event within 30 days of the end of each month, an unaudited statement of operations, statement of cash flows and bal ance sheet for and as of the end of such month, in reasonable detail; such monthly statements shall also contain the foregoing information on a year-to-date basis and shall also compare actual performance to budget; and

          (d) by January 31 of each year (provided that the operating budget for fiscal year 1998 will be delivered on or before February 16, 1998), a comprehensive operating budget for the next fiscal year forecasting Automedics' revenues, expenses and cash position, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, promptly following approval by the Board of Directors, any other comprehensive operating budgets or revised such budgets prepared by Automedics.

          (e) The covenants set forth in this Section 4.9 shall terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by Automedics under the Securities Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated, or when Automedics first becomes subject to the periodic reporting requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, whichever event shall first occur.


                                   ARTICLE 5

                              CONDITIONS PRECEDENT
                              --------------------

     5.1  Conditions to Each Party's Obligation to Effect the Asset Sale.  The
          --------------------------------------------------------------
respective obligations of each of the parties to effect the Asset Sale and the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions unless waived by each of Automedics and Gensia or otherwise provided in Section 5.2 below:

          (a)  Government Approvals.  All authorizations, consents, orders or
               --------------------
approvals of, or declarations or filings with, any governmental entity deemed necessary or appropriate by Automedics, or Gensia for the consummation of the transactions contemplated by this Agreement including, but not limited to, the Federal Trade Commission, the Department of Justice, applicable federal or state securities law regulatory bodies, shall have been filed, occurred or been obtained, in each case subject to no term, condition or restriction unacceptable to Automedics or Gensia. Automedics and Gensia agree to cooperate with each other to the fullest extent practicable in satisfying all applicable federal and state filing requirements, and in obtaining all applicable federal and state regulatory approvals.

          (b)  Legal Action.  No temporary restraining order, preliminary
               ------------
injunction or permanent injunction or other order preventing the consummation of the asset and liability transfer shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, shall be pending which, in the good faith judgment of Gensia or Automedics, has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (c)  Statutes.  No statute, rule or regulation shall have been enacted
               --------
by the government of the United States or any state or agency thereof which would make the consummation of the asset and liability transfer illegal.

          (d)  Third-Party Approvals.  Any and all consents or approvals
               ---------------------
required from third parties relating to contracts, agreements, licenses, leases and other instruments constituting the Assets shall have been obtained.

          (e) Services and Related Agreements.  Automedics, Gensia Sicor and
              -------------------------------
GSPI (as applicable) shall have duly executed and delivered the following agreements:

          (i) the Transition Services Agreement between Gensia Sicor and Automedics;

          (ii) the Contract Manufacturing Agreement between Automedics and GSPI relating to Arbutamine; and

          (iii)  the Sublease Agreement between Gensia Sicor and Automedics.

          (f) LMA Services Agreement.  LMA and Automedics shall have duly
              ----------------------
executed and delivered the LMA Services Agreement.

          (g) Legal Opinions.  Automedics shall have received the legal
              --------------
opinion(s) of counsel to Gensia, Gensia Automedics Limited, and Gensia GmbH in such form(s) as reasonably acceptable to Automedics.

          (h) Employee Termination Agreements and Releases.  Gensia Sicor and
              --------------------------------------------
each of Daniel D. Burgess, Paul E. Cayer and Richard A. Sorich, shall have duly executed and delivered a termination agreement and release of Gensia Sicor with respect to their respective severance agreements with Gensia Sicor in such form as reasonably acceptable to Gensia Sicor.

          (i) Restated Certificate.  The Restated Certificate shall have been
              --------------------
duly filed with the Secretary of State of the State of Delaware.

          (j)  Automedics Financing; Other Transactions.  Automedics shall have
               ----------------------------------------
received financing necessary to complete the asset and liability transfer and the related transactions on terms and conditions satisfactory to it in its sole discretion and the remaining transactions necessary for the (S) 351 transaction contemplated by Automedics shall be ready to close concurrently with the Closing.

     5.2  Further Consents.  If, notwithstanding the best efforts of the parties
          ----------------
to fully satisfy the conditions precedent set forth in Section 5.1(d) above, (a) the requirement to obtain any consents or approvals described in Section 5.1(d) above which are not obtained as of the Closing Date shall be waived, and (b) the parties shall use their best efforts to obtain all consents and approvals described in Section 5.1(d) above which are not obtained as of the Closing Date as soon as reasonably practicable after the Closing Date.

     5.3  Further Assurances.  As soon as reasonably practicable after the
          ------------------
Closing Date, Gensia shall duly execute and deliver to Automedics all further documents, instruments and agreements as reasonably requested by Automedics or otherwise required to transfer any of the Assets to Automedics, including without limitation, (a) assignments and assumptions of contracts assigning to Automedics Gensia's interest and rights in contracts regarding the Transferred Businesses; (b) assignments of the Intellectual Property; and (c) assignments of real and personal property leases under the leases and subleases referred to in Sections 1.1(j) and 1.1(k) hereof.

     5.4  Capitalization of Subsidiary Debt.  All net advances to Gensia
          ---------------------------------
Automedics Limited and Gensia GmbH, or other indebtedness of such foreign subsidiaries to Gensia Sicor or its Affiliates, shall have been contributed to the capital of such foreign subsidiaries effective prior to the Closing. Gensia Sicor shall be responsible for any tax liability under German or United Kingdom tax laws, incurred by Automedics or such foreign subsidiaries, arising out of or on account of such capital contributions.

                                   ARTICLE 6

                                    CLOSING
                                    -------

     6.1  Closing Date.  The Closing under this Agreement (the "Closing") shall
          ------------
be on the date hereof or such later date as the parties mutually agree. Such date on which the Closing is to be held is herein referred to as the "Closing Date." The Closing shall be held at the offices of Pillsbury Madison & Sutro LLP, 101 West Broadway, Suite 1800, San Diego, California 92101, at 9:00 A.M. on such date, or at such other time and place as Automedics and Gensia may agree upon in writing.

     6.2  Deliveries at Closing.
          ---------------------

          (a)  Deliveries by Gensia.  At the Closing, Gensia shall deliver to
               --------------------
Automedics:

          (i) the original bill of sale, duly executed by Gensia, conveying to Automedics the personal property Assets; and

          (ii) such other instruments and documents as may be reasonably requested by Automedics or otherwise required to transfer any of the Assets to Automedics; and

          (iii) such other instruments and documents as may be reasonably requested by Automedics prior to the Closing.

          (b)  Delivery by Automedics.  At the Closing, Automedics shall deliver
               ----------------------
to Gensia Sicor:

          (i) the original bill of sale, duly executed by Automedics, assuming the Disclosed Liabilities; and

          (ii) a share certificate evidencing 1,900,000 shares of Subordinated Preferred Stock in accordance with Section 1.3(a) above; and

          (iii) such other instruments and documents as may be reasonably requested by Gensia prior to the Closing.


                                   ARTICLE 7

                                    GENERAL
                                    -------

     7.1  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of California applicable to contracts between California residents entered into and to be performed entirely within the State of California.

     7.2  Successors and Assigns.  No part of this Agreement or any rights,
          ----------------------
duties or obligations described herein shall be assigned or delegated without the express written consent of the other parties hereto, except that a party may assign its rights, obligations and responsibilities hereunder only in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

     7.3  Entire Agreement.  This Agreement constitutes the full and entire
          ----------------
understanding and agreement among the parties with regard to the subject hereof and supersedes all prior agreements and understandings, both written and oral.

     7.4  Amendment.  This Agreement may not be amended except by an instrument
          ---------
in writing signed on behalf of each of the parties hereto.

     7.5  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or mailed by registered or certified mail or commercial overnight courier (e.g., Federal Express, Network Courier, etc.), return receipt or confirmation of delivery requested, or by facsimile transmission with voice confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to Automedics:

               Gensia Automedics, Inc.
               9360 Towne Centre Drive
               San Diego, CA 92121-3030
               Attention:  President

          (b)  If to Gensia Sicor to:

               Gensia Sicor Inc.
               19 Hughes
               Irvine, CA 92618-1902
               Attention:  Chief Financial Officer

          (c)  If to GSPI to:

               Gensia Sicor Pharmaceuticals, Inc.
               19 Hughes
               Irvine, CA 92618-1902
               Attention:  President

     7.6  Interpretation.  The headings contained in this Agreement are for
          --------------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.7  Third Party Beneficiaries.  The parties hereto acknowledge that it is
          -------------------------
their specific intention and agreement that each of Galen Partners III, L.P., Galen Partners International III,

L.P., Galen Employee Fund III, L.P., and The Wellcome Trust Ltd., as Trustee of The Wellcome Trust be accorded the rights of third party beneficiaries with respect to the representations and warranties made by Gensia pursuant to Section
2.2 hereof, and each them shall be entitled to rely upon and independently enforce any rights derived therefrom in accordance with the provisions of
Article 3 hereof to the same extent as if each of them were a party to this Agreement.

     7.8  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which may be executed by less than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written.


                              GENSIA AUTOMEDICS, INC.


                              By    /s/ Daniel D. Burgess
                                    ---------------------

                              Title      President
                                         ---------


                              GENSIA SICOR INC.


                              By    /s/ John Sayward
                                    ----------------

                              Title V.P. Finance, CFO & Treasurer
                                    -----------------------------


                              GENSIA SICOR PHARMACEUTICALS, INC.


                              By    /s/ John Sayward
                                    ----------------

                              Title      V.P. Finance
                                         ------------

                               LIST OF EXHIBITS
                               ----------------

     A         Amended and Restated Certificate of Incorporation
     B         Partnership Purchase Note
     C         Partnership Purchase Security Agreement



                               LIST OF SCHEDULES
                               -----------------


     1.1(a)    Personal Property
     1.1(b)    Inventory
     1.1(c)    Intellectual Property
     1.1(g)    Contracts Regarding Goods and Services
     1.1(h)    Computer Hardware and Software
     1.1(i)    Licenses
     1.1(j)    Real Property Leases
     1.1(k)    Personal Property Leases
     1.1(l)    Service Contracts
     1.1(m)    Other Contracts
     1.1(n)    Product Registrations
     1.1(r)    Receivables
     1.1(s)    Bank Accounts
     1.1(t)    Permitted Liens
     1.2(b-1)  Assumed Balance Sheet Liabilities
     1.2(b-2)  Certain Other Assumed Liabilities
     1.3       Allocation of Purchase Price
     2         Disclosure Schedule
     4.2       Licensed Gensia Marks